Exhibit 14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our reports dated February 17, 2006 and December 20, 2005 relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Report to Shareholders of Phoenix Balanced Return Fund, a series of Phoenix-Engemann Funds and in the October 31, 2005 Annual Report to Shareholders of Phoenix Balanced Fund, a series of Phoenix Series Fund, respectively, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the headings "Financial Statements and Experts" in such Prospectus/Information Statement and "Representations and Warranties" in Exhibit A to the Prospectus/Information Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
April 12, 2006